Exhibit 107.1
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Coinbase Global, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.00001 par value per share	Rule 457(c) and Rule 457(h)	11,576,811(2)	$55.38(3)	$641,123,794(3)	0.0001102	$70,652
Equity	Class A common stock, $0.00001 par value per share	Rule 457(c) and Rule 457(h)	2,311,403(4)	$47.08(5)	$108,820,854(5)	0.0001102	$11,993
Total Offering Amounts					$749,944,648		$82,645
Total Fee Offsets(6)							—
Net Fee Due							$82,645

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock of Coinbase Global, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Class A common stock.

(2)	Represents 11,576,811 additional shares of the Registrant’s Class A common stock to be reserved for issuance under the 2021 Equity Incentive Plan (“2021 Plan”) resulting from (i) 11,557,015 additional shares of the Registrant’s Class A common stock available for issuance under the 2021 Plan pursuant to the provision of the 2021 Plan providing for an annual automatic increase in the number of shares reserved for issuance under the 2021 Plan and (ii) 19,796 additional shares of the Registrant’s Class A common stock available for issuance under the 2021 Plan as a result of the repurchase of unvested and forfeited shares of the Registrant’s Class A common stock acquired upon the exercise of stock options that were previously granted and early exercised under the Registrant’s 2019 Equity Incentive Plan and 2013 Amended and Restated Stock Plan pursuant to the terms of the 2021 Plan.
(3)
Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee for the additional shares to be reserved under the 2021 Plan, on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market (“Nasdaq”) on February 13, 2023.

(4)
Represents 2,311,403 additional shares of the Registrant’s Class A common stock available for issuance under the Registrant’s 2021 Employee Stock Purchase Plan (the “Purchase Plan”) pursuant to the provision of the Purchase Plan providing for an annual automatic increase in the number of shares reserved for issuance under the Purchase Plan.

(5)
Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee for the additional shares to be reserved under the Purchase Plan, on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on Nasdaq on February 13, 2023. Under the Purchase Plan, the purchase price of a share of Class A common stock is equal to 85% of the fair market value of the Registrant’s Class A common stock on the offering date or the purchase date, whichever is less.

(6)	The Registrant does not have any fee offsets.